Exhibit 99.1

News Release

Contacts:	Media – Joseph F. Ailinger Jr.	Analysts – Andy Clark
	(617) 722-7571	(412) 234-4633
	ailinger.jf@mellon.com	clark.aj@mellon.com

FOR IMMEDIATE RELEASE

MELLON TO ACQUIRE CITY CAPITAL

—Addition of Atlanta-based investment management firm is fourth acquisition for

Mellon’s Private Wealth Management group in less than two years—

BOSTON and ATLANTA, October 7, 2005 — Mellon Financial Corporation announced that it has reached a definitive agreement to acquire City Capital, Inc., a privately held, Atlanta-based investment management firm specializing in meeting the investment needs of high net worth individuals and institutions. City Capital will add over $800 million in client assets to Mellon, bringing the company’s total Georgia-based private client assets to more than $2 billion. Terms of the agreement, expected to close in the fourth quarter of 2005, were not disclosed.

Founded in 1988, City Capital will operate as part of Mellon’s Private Wealth Management group, a leading provider of investment management, wealth planning, and financial management services to financially successful individuals, families, family offices, charitable gift programs, endowments, foundations and other institutions.

“From our first conversations with the City Capital team, we’ve been struck by the quality of the firm and its obvious compatibility with Mellon,” said David F. Lamere, Mellon vice chairman and Private Wealth Management president. “Jack Sawyer and his team in Atlanta have created a strong presence for Mellon in Georgia, and we are honored to build on that presence with a partner that shares our commitment to client service and community involvement.”

“This agreement is another example of Mellon’s growth strategy in action as we continue to invest in and expand our asset management businesses and, in particular, our wealth management business,” he added.

“Mellon’s exceptional resources will enable us to provide our clients with a deeper level of investment management capabilities,” said Willis Dobbs, City Capital chairman. “With Mellon’s breadth of services and expertise in strategic asset allocation, alternative investments, and planned giving programs, to name a few areas, we’ll see immediate benefits for our private and institutional clients.”

The City Capital organization will join Mellon’s existing team in Atlanta, which is led by D. Jack Sawyer, Jr., Mellon’s regional president in Georgia.

The agreement with City Capital follows Mellon’s July 2003 acquisition of The Arden Group, another Atlanta-based investment advisory firm.

This is Mellon’s fourth acquisition in its Private Wealth Management group in less than two years and eighth since 2000. In 2004, Mellon acquired investment management firms in Seattle, Las Vegas and Providence. Previous acquisitions took place in Ohio, California and Washington.

With more than $78 billion in client assets, Mellon’s Private Wealth Management group maintains 59 offices nationwide, with locations in California, Colorado, Connecticut, Delaware, Florida, Georgia, Maryland, Massachusetts, New Jersey, New York, Ohio, Pennsylvania, Washington and Washington, D.C.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, payment solutions and investor services, and treasury services. Mellon has approximately $4.2 trillion in assets under management, administration or custody, including $738 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

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